Exhibit 99.1

First Bank Announces Strategic Branch Optimization Plan

STRASBURG, Va., February 12, 2026 --- First National Corporation (NASDAQ: FXNC), the parent company of First Bank (the “Bank”), a locally owned and operated community bank, today announced plans to sell two of its banking offices and consolidate three others into nearby locations. These actions are designed to streamline operations, reduce overhead, and allow the Bank to better allocate resources toward delivering enhanced customer service, innovative digital banking solutions, and continued support for the communities it serves.

The transactions, which include the sale of two standalone banking offices in North Carolina located in Roanoke Rapids and Louisburg, and the consolidation of three offices in Virginia into proximate existing branches, are expected to close in the second half of 2026 following receipt of required regulatory approvals, customer notification and vendor conversion availability. This will reduce the number of banking offices from 33 to 28. The Bank recently closed two loan production offices in North Carolina as part of this branch optimization plan.

Importantly, there will be no layoffs because of these changes. All affected employees of the branches being sold will be offered employment with the buyer, and all impacted employees at the consolidated offices will be offered positions within the Bank’s network, ensuring continuity of employment and preserving the talented teams that our customers know and trust.

“These strategic decisions reflect our ongoing commitment to operating as an efficient, forward-thinking community bank while maintaining the personal touch and local focus that define us,” said Scott C. Harvard, Chief Executive Officer. “By optimizing our delivery footprint, we can invest more effectively in technology, staff training, and community initiatives that directly benefit our customers and neighbors. We remain fully dedicated to providing convenient, high-quality banking services across all our markets.”

The Bank will work closely with customers impacted by these changes to ensure a seamless transition, including guidance on account access and continued availability of services through online and mobile banking platforms, ATMs, and other channels. First Bank customers at the affected branches will receive additional information ahead of the transition to help ensure a smooth changeover.

The Bank is expected to book a one-time gain on the sale of the two North Carolina offices, which will be partially offset by any costs related to the consolidation of the three banking offices. This is expected to be completed in the second half of the year.

About First Bank

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its consumer and business mobile banking platforms, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and thirty-three banking office locations located throughout the Shenandoah Valley, the Roanoke Valley, the Richmond MSA, the south-central regions of Virginia, and in northern North Carolina. In addition to providing traditional banking services, the Bank operates a trust and wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which has an interest in a title insurance company.

CONTACTS

Scott C. Harvard	Dennis Dysart
President and CEO	Senior Executive Vice President
(540) 545-7695	(540) 465-6134
sharvard@fbvirginia.com	ddysart@fbvirginia.com